Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Rule 14d-100)

BIODELIVERY SCIENCES INTERNATIONAL, INC.

(Name of Subject Company (Issuer))

COLLEGIUM PHARMACEUTICAL, INC.

(Names of Filing Persons (Offerors))

Table 1-Transaction Valuation

	Transaction Valuation*	Fee rate	Amount of Filing Fee
Fees to Be Paid	$1,196,312,079.36	.0000927	$0
Fees Previously Paid			110,898.13
Total Transaction Valuation	$1,196,312,079.36
Total Fees Due for Filing			$110,898.13
Total Fees Previously Paid			110,898.13
Total Fee Offsets			110,898.13
Net Fee Due			$0

*Estimated for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by adding the sum of (i) 102,084,213 shares of common stock, par value $0.001 per share (“Shares”), issued and outstanding of BioDelivery Sciences International, Inc., a Delaware corporation (“BDSI”), multiplied by the offer price of $5.60 per Share, (ii) 1,223,900 Shares issuable pursuant to outstanding time-vested restricted stock units multiplied by the offer price of $5.60 per Share, (iii) 2,051,033 Shares issuable pursuant to outstanding warrants with an exercise price less than $5.60, multiplied by $3.04, which is $5.60 minus the weighted average price for such warrants of $2.56, and (iv) the net offer price for options to purchase 12,268,229 Shares with an exercise price less than $5.60 per Share (which is calculated by multiplying the number of Shares underlying such in-the-money stock options by an amount equal to $5.60 per Share minus the weighted average exercise price of $3.84 per Share). The foregoing share figures have been provided by BDSI are as of February 17, 2022, the most recent practicable date.

Table 2 — Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims		SC TO-T	005-57907	2/18/2022		0.00
Fee Offset Sources					2/18/2022		0.00

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